Exhibit 99.2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-280949 on Form N-2 of our report dated November 25, 2025, relating to the financial statements and financial highlights of Lord Abbett Municipal Opportunities Fund appearing in the Annual Report on Form N-CSR of Lord Abbett Municipal Opportunities Fund for the period ended September 30, 2025 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 9, 2026